                                                                 Exhibit (a)(10)

The Emerging Markets Telecommunications Fund, Inc. (NYSE:  ETF)

November 28, 2001

FOR IMMEDIATE RELEASE
---------------------

Contact:  Investor Relations
          Credit Suisse Asset Management, LLC
          1-800-293-1232

               Emerging Markets Telecommunications Fund Announces
                          Final Results of Tender Offer

     New York, November 28, 2001 -- The Emerging Markets Telecommunications Fund, Inc. (the "Fund") today announced that, in accordance with its tender offer which expired on November 21, 2001, it has accepted for payment 1,902,606 shares of common stock of the Fund at a price of $7.89 per share. A total of 7,224,025 shares were properly tendered; therefore, on a pro-rated basis, 26.34% of the shares so tendered by each tendering stockholder have been accepted for payment.

     The Emerging Markets Telecommunications Fund, Inc. is traded on the New York Stock Exchange under the trading symbol "ETF." The Fund's investment adviser is Credit Suisse Asset Management, LLC ("CSAM"). CSAM, the institutional asset management and mutual fund arm of Credit Suisse Group, is a diversified asset manager, handling equity, fixed income, international and derivative based accounts through its offices in 14 countries.

     Any questions or requests for assistance with respect to the tender offer may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the offer, toll free at (800) 498-2621.